Credit Suisse Global Technology Fund
Securities Purchases during an Underwriting involving
Credit Suisse Aset Management, LLC subject to Rule 10f-3 under the Investment Company Act of 1940.

For the period ended August 31, 2002


Portfolio:			Credit Suisse Global Technology Fund


Security:			Alcon, Inc.


Date Purchased:			3/20/02


Price Per Share:		$33.00


Shares Purchased
by the Portfolio *:		55,000


Total Principal Purchased
by the Portfolio *:		$1,815,000


% of Offering Purchased
by the Portfolio:		0.10000%


Broker:				Merrill Lynch, Pierce Fenner and Smith



Member:				CS First Boston